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                                                                    EXHIBIT 10.2

                         PART-TIME EMPLOYMENT AGREEMENT

         THIS PART-TIME EMPLOYMENT AGREEMENT ("Agreement"), dated this 1st day of April, 2001, as amended, is entered into by and between PACIFIC BIOMETRICS, INC., a Washington corporation (the "Company"), and Elizabeth T. Leary ("Employee"). For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

         1.       Employment.

                  1.1 Engagement. The Company will employ Elizabeth T. Leary and she will accept employment with the Company for the Term (as defined in Section 2.1 of this Agreement), subject to and in accordance with the provisions of this Agreement.

                  1.2 Duties. During the Term, Employee will serve the Company in the capacity of Chief Scientific Officer and shall perform such duties as the Company's President shall reasonably direct. It is understood that from time to time the Company's President may assign Employee additional duties and that Employee's responsibilities may be modified, reduced or expanded at any time by the Company to accommodate the Company's needs.

         2.       Term and Termination.

                  2.1 Commencement. This Agreement shall be for a term commencing as of the date first above written and ending pursuant to Section 2.2, 2.3, or 2.4 below (the "Term").

                  2.2 Termination. The Term will terminate upon the first of the following to occur: (a) the Company's termination of Employee's employment pursuant to Section 2.3 or 2.4; (b) Employee's termination of her employment pursuant to Section 2.5; (c) the death of Employee; or (d) the disability of Employee resulting from injury, illness or disease, whether of a mental or physical nature, which substantially impairs or prevents Employee from performing satisfactorily Employee's duties and obligations under this Agreement for a period of three months or longer.

                  2.3 Termination Without Cause. The Company may at any time terminate Employee's employment, without cause, by giving Employee written notice of the same at least thirty (30) days prior to the effective date of such termination.

                  2.4 Termination for Cause. The Company may terminate Employee for cause without advance notice. The term "cause" shall include, but not be limited to the following: (a) violation by Employee of any statutory or common law duty of loyalty or fiduciary duty to the Company; (c) Refusal or continued failure to perform Employee's duties to the satisfaction of the Company; or (d) Personal or professional conduct of Employee which, in the reasonable and good faith judgment of the Board of Directors of the Company, injures or tends to injure the reputation of the Company or otherwise adversely affects the interests of the Company such conduct may include, but is not limited to, dishonesty, chronic absenteeism, alcoholism, drug addiction, and conviction of a felony or misdemeanor involving moral turpitude.

                  2.5 Termination by Employee. Employee may at any time terminate her employment for any reason by giving the Company written notice of the same at least thirty (30) days prior to the effective date of such termination. If Employee provides such notice, Company may, at its option, relieve Employee of all work responsibilities, provided that Company continues to provide the compensation that comes due to Employee within thirty (30) days after receipt of Employee's notice.

         3.       Compensation.

                  3.1 Salary. For services rendered by Employee commencing April 1, 2001, the Company shall pay Employee an annual base salary of Sixty Thousand Dollars ($60,000.00) for a base of 1056 hours per year,

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calculated monthly as 88 hours paid at a monthly rate of Five Thousand Dollars
($5,000.00). Additional hours per month will be paid at a rate of $60/hour. The Company shall pay such salary in equal semi-monthly payments, or pursuant to the Company's normal payroll policy, as modified from time to time.

                  3.2      Sales Commission - will be calculated as listed below

                  A. New customers - defined as those whom Pacific Biometrics has not provided any services in the last twelve months. Three percent (3%) based on net sales. Calculated quarterly, paid net 30 days.

                  B. New business with existing customers - defined as those whom Pacific Biometrics has provided services in the last twelve months. Two percent (2%) based on net sales. Calculated quarterly, paid net 30 days.

                  C. Term of commission paid to employee will expire at completion of the study, not at the expiration of the employment agreement.

                  D. A report will be provided monthly by the employee listing the sales leads and contacts for the purpose of qualifying as a new or existing customer.

                  3.3 GRANTS and SUBCONTRACTS - two percent of net monthly receipts. Calculated quarterly, paid net 30 days.

                  3.4 Benefits. The Company shall provide no benefits to the part-time employee. Employer will pay employer portion of Social Security, Medicare, State Unemployment and Federal Unemployment Taxes.

                  3.5 Expenses. During the Term, the Company will reimburse Employee for reasonable business-related expenses as appropriate for her position and in accordance with the established policies of the Company. Employee shall maintain such records as will be necessary to enable the Company to properly deduct such items as business expenses when computing the Company's taxes. All expenses in excess of $500.00 must be approved in advance by the Company's President.

                  3.6 Withholding and Offset. Payment of salary and any other amounts to Employee will be subject to such withholding and offset as may be provided by applicable law (e.g., for income tax purposes) or consented to by Employee.

         4.       Confidentiality.

                  4.1 Confidential Information. In the course of Employee-s employment with Company, Employee will have access to certain Confidential Information. Employee will use and disclose Confidential Information solely for the purposes for which it is provided and will take reasonable precautions to prevent any unauthorized use or disclosure of the same. Employee will not use or disclose any Confidential Information (a) other than as required in the course of Employee's employment with Company, (b) for Employee's own personal gain, or
(c) in any manner contrary to best interests of Company.

                  4.2 Proprietary Information of Others. Employee will not use in the course of Employee's employment with Company, or disclose or otherwise make available to Company any information, documents or other items which Employee may have received from any other person (e.g., a prior employer) and which Employee is prohibited from so using, disclosing or making available (e.g., by reason of any contract, court order, law or obligation by which Employee is bound).

                  4.3 Work Product. All Work Product which Employee conceives, develops or first reduces to practice, either alone or with others, during the Term or within six (6) months after the end of the Term, will be the sold and exclusive property of Company, together with any and all related Intellectual Property Rights. The

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foregoing applies to all Work Product which relates to Employee's performance of services under this Agreement, Company's Field of Business or Company's actual or demonstrably anticipated research or development and whether or not such Work Products are conceived, developed or first reduced to practice during normal business hours or with the use of any equipment, supplies, facilities, personnel, Confidential Information or other resource of Company. For the purposes of interpreting this Agreement, the definition of the term Intellectual Property shall include, but shall not be limited to any patent, copyright, trade name, or trademark.

                  4.4 Disclosure and Protection of Work Products. Employee will disclose all Work Products new to the Company, promptly and in writing. At Company's request and at Company's expense, Employee will assist Company or its designee in efforts to protect such Word Products. Such assistance may include, but is not necessarily limited to the following: (a) making application in the United States and in foreign countries for a patent or copyright on any Work Products specified by Company; (b) executing documents of assignment to Company or its designee of all Employee's right, title and interest in and to any Work Product and related to Intellectual Property rights; and (c) taking such additional action (including, but not limited to, the execution and delivery of documents) to perfect, evidence or vest in Company or its designee all rights, title and interest in and to any Work Product and any related Intellectual Property Right.

                  4.5 Excluded Work Product. If Employee and Company agree to exclude any Work Product from the application of this Agreement (e.g., any Work Products conceived, developed or first reduced to practice by Employee prior to Employee's first employment with Company), a list of such Work Products has been signed by both Employee and Company and is attached to this Agreement. If no such list is attached, Employee represents and warrants that there are no such Work Products.

                  4.6 Materials. All Materials and related Intellectual Property Rights will be the sole and exclusive property of Company, whether or not such Materials are marked with any Intellectual Property Right notice of Company or Employee. All such Materials authored, made, conceived or developed by Employee or made available to Employee (or any copies or extracts thereof) will be held by Employee in trust solely for the benefit of Company. Employee will use such Materials only as required in the course of Employee's employment with Company or as otherwise authorized in writing by Company.

                  4.7 Notice. This Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Company was used, and which was developed entirely on Employee's own time, unless: (a) the invention relates (i) directly to the Company or (ii) to Company's actual or demonstrable anticipated research or development; or (b) the invention results from any work performed by Employee for Company.

         5.       Non competition and Non solicitation.

                  5.1 Non competition. During the time that the Consultant is employed by the Corporation, Consultant agrees not to affiliate in any material role, including affiliation as an employee, consultant, agent or contractor, with any business enterprise which competes directly in the same product as the Corporation, nor will employee promote or become a shareholder, partner or owner in any other enterprise which competes directly in the same market as the Corporation. The Corporate will, by definition, be in a market if it currently sells products in that market, or is developing products for sale in that market.

                  5.2 Non solicitation. During the Term and for a period of one (1) year after the end of the Term, Employee will not directly or indirectly solicit or entice any of the following to cease, terminate, or reduce any relationship with Company or to divert any business from Company: (a) any Employee, employee, consultant or representative of Company; (b) any contractor or supplier of Company; (c) any customer or client of Company; or (d) any prospective customer or client from whom Employee solicited business within the last year of the Term. Further, Employee will not directly or indirectly disclose the names, addresses, telephone numbers, compensation, or arrangements between Company and any person or entity described in (a), (b), or (c) above to any competitor of Company.

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         6.       Damage

                  6.1 Injunction. The Company and Employee agree that if the Employee, violates any provision of Section 5 or Section 6.2, the Company shall be entitled to an injunction to prevent continued breaches, which breaches, Employee agrees, would cause irreparable harm to the Company.

                  6.2      Liquidated Damages. If Employee violates any part of
Section 5 or Section 6.2, the Company shall be entitled to receive from Employee, as liquidation damages and not as a penalty (both the Company and Employee realizing the difficulty of establishing the amount of actual damages incurred by the Company as a result of such a breach), an amount equal to seventy-five percent (75%) of the gross revenues received by Employee from sales during the year after termination, to any customer of the Company or which were effected plus reasonable attorneys' fees and costs incurred in enforcing the terms of this Agreement, it being agreed that such damages constitute a reasonable forecast of the damages that the Company will incur.

                  That if Employee violates Section 6.1 of this Agreement, the Company shall be entitled to receive from Employee, as liquidation damages and not as a penalty (both the Company and Employee realizing the difficulty of establishing the amount of actual damages incurred by the Company as a result of such a breach), an amount to the greater of (i) seventy-five percent (75%) of Employee's gross annual salary during the year after termination; or (ii) seventy-five percent (75%) of the Employee's gross annual salary received from Company during the last year of employment; in either event, plus reasonable attorneys' fees and costs incurred in enforcing the terms of this Agreement, it being agreed that such damages constitute a reasonable forecast of the damage that the Company will incur.

         7. Survival. Sections 4, 5, and 6, together with all other provisions of this Agreement that may reasonably be interpreted or construed to survive any termination of the Term, will survive any termination of the Term and Agreement.

         8.       Miscellaneous.

                  8.1 Notices. Any notice, request, instruction, demand or other document or instrument required or permitted to be given under this Agreement by any party to the other shall be in writing and delivered personally or sent by registered or certified mail. The day on which such communication is so personally delivered, or if given by mail, the date it is mailed, postage prepaid, shall be deemed its effective date. Notices shall be addresses as follows, except that either party may changes its or his address for purposes of this section by advance written notice to the other party:

If to the Company:            Pacific Biometrics, Inc.
                              220 West Harrison Street
                              Seattle, WA 98119
                              Attention Allan G. Cochrane

If to Employee:               Elizabeth T. Leary
                              175252 13th Ave. NW
                              Shoreline, WA 98177

                  8.2 Entire Agreement. This Agreement signed by the President of the Company, Allan G. Cochrane and the employee, Elizabeth T. Leary, contains the entire agreement between parties relating to its subject matter and supersedes all previous oral and written agreements between the parties. No modification of this Agreement shall be valid unless in writing and signed by the President of the Company and Employee.

                  8.3 Section Headings. The headings and titles to sections of this Agreement are for convenience of reference only and shall in no way restrict or affect or be of any weight in interpretation of, the provisions of any such section of this Agreement.

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                  8.4      Governing Law and Venue. This Agreement shall be
construed in accordance with and governed by the laws of the State of Washington and the venue for any action arising out of this Agreement shall be in King County, Washington.

                  8.5 Attorneys' Fees. Should litigation arise concerning this Agreement, the prevailing party shall be entitled to its or her attorneys' fees and court costs in addition to any other relief that may be awarded.

                  8.6 No Assignment. Employee's obligations under this Agreement are personal, and may not be assigned, delegated, sold or otherwise transferred by her, except as Company may consent in writing.

                  8.7 Equitable Relief. Employee acknowledges that: the provisions of Section 5 and 6 are essential to the Company; the Company would not enter into this Agreement if it did not include such provisions; the damages sustained by the company as a result of any breach of such provisions cannot be adequately remedied by damages; and in addition to any other right or remedy that the Company may have (e.g., under this Agreement, by law or otherwise), the Company will be entitled to injunctive and other equitable relief to prevent or curtail any breach of any such provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

                                        PACIFIC BIOMETRICS, INC.

                                        By:  /s/ Allan Cochrane
                                             -----------------------------------
                                        Its: Contract Manager

                                        ELIZABETH T. LEARY

                                        /s/ Elizabeth T. Leary
                                        ----------------------------------------

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